ARTICLES OF INCORPORATION
OF

CORNERSTONE CAPITAL, INC.

The undersigned incorporator of these Articles of Incorporation, a natural person competent to contract, hereby presents these Articles for the formation of a corporation under the laws of the State of Florida.

ARTICLE I: NAME

The name of the Corporation is CORNERSTONE CAPITAL, INC.

ARTICLE II: DURATION

The Corporation shall have perpetual existence.

ARTICLE III: PURPOSE

The nature of the business and the objects and purposes proposed to be transacted, promoted or carried on are to engage in any or all lawful business for which the corporations may be incorporated under the Florida General Corporation Act.

ARTICLE IV: CAPITAL STOCK

The maximum number of shares of stock that the Corporation is authorized to have outstanding at any one time is One HUNDRED (100) shares of common stock having a par value of One ($1.00) Dollar per share.

ARTICLE V: SECTION 1244 STOCK

The Corporation, and the party hereto, shall take whatever action shall be necessary to cause the shares of the Corporation to qualify as "Section 1244 Stock" as such term is used and defined in the Internal Revenue Code of 1954, as amended, and Regulations issued thereunder.

ARTICLE VI: INITIAL REGISTERED OFFICE AND AGENT

The post office address of the Corporation's initial registered office is 3816 WEST LINEBAUGH AVENUE, SUITE 408, TAMPA, FL. 33624 and the name of its initial registered agent at such address is THOMAS L. MCCRIMMON . The Board of Directors may from time to time move the registered office to any other address in the State of Florida.

FILED
98 DEC 30 PM 1:21
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

ARTICLE VII: INITIAL DIRECTORS

The initial Board of Directors shall consist of ONE Director whose name and post office address is as follows:

THOMAS L. MCCRIMMON
3816 WEST LINEBAUGH AVE.
SUITE 408
TAMPA, FLORIDA 33624

who shall hold office until the first annual meeting of the shareholders, and until his or her successor shall have been elected and qualified or until his or her earlier resignation, removal from office, or death.

ARTICLE VIII: INCORPORATOR

The name and post office address of the person signing these Articles of Incorporation as an Incorporator is as follows:

THOMAS L. MCCRIMMON
3816 WEST LINEBAUGH AVE.
SUITE 408
TAMPA, FLORIDA 33624

ARTICLE IX: AMENDMENTS

These Articles of Incorporation may be amended in the manner provided by law. Every amendment shall be approved by the Board of Directors, proposed by them to the shareholders, and approved at a shareholders' meeting by a majority of the stock entitled to vote thereon, unless all of the directors and all the shareholders sign a written statement manifesting their intention that a certain amendment of these Articles of Incorporation be made. All rights of shareholders are subject to these reservations.

THOMAS L. MCCRIMMON

RESIDENT AGENT CERTIFICATE

In pursuance of Chapter 48.091, Florida Statutes, the following is submitted in compliance with said Act:

CORNERSTONE CAPITAL, INC. desiring to organize under the laws of the State of Florida with its principal office located at 3816 WEST LINEBAUGH AVENUE, SUITE 408, TAMPA, FL. 33624 has named THOMAS L. MCCRIMMON, located at 3816 WEST LINEBAUGH AVENUE, SUITE 408, TAMPA, FL. 33624 as its agent to accept service of process within the State.

ACKNOWLEDGEMENT

Having been named to accept service of process for the above-styled Corporation, at the place designated in this Certificate, I hereby accept to act in this capacity and agree to comply with the provisions of said Act relative to keeping open said office.

Thomas L. McCrimmon

THOMAS L. MCCRIMMON

FILED
98 DEC 30 PM 1:20
SECRETARY OF STATE
TALLAHASSEE, FLORIDA